Exhibit 4.2

1.500% SENIOR NOTES DUE 2025

FIRST SUPPLEMENTAL INDENTURE

among

DELPHI AUTOMOTIVE PLC,

as Issuer

THE GUARANTORS FROM TIME TO TIME PARTY HERETO,

as Guarantors

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Registrar, Paying Agent and Authenticating Agent

Dated as of March 10, 2015

TABLE OF CONTENTS

		PAGE

ARTICLE 1
DEFINITIONS

Section 1.01.	Definition of Terms	1
Section 1.02.	Other Definitions	6

ARTICLE 2
TERMS AND CONDITIONS OF THE NOTES

Section 2.01.	Terms of the Notes	7
Section 2.02.	Execution and Authentication	9
Section 2.03.	Valuation of Principal Amount of Securities	9

ARTICLE 3
REDEMPTION OF THE NOTES

Section 3.01.	Optional Redemption	10
Section 3.02.	Tax Redemption	11

ARTICLE 4
NOTE GUARANTEES

Section 4.01.	Note Guarantees	12
Section 4.02.	Future Guarantees	12

ARTICLE 5
COVENANTS

Section 5.01.	Limitation on Liens	12
Section 5.02.	Limitation on Sale/Leaseback Transactions	15
Section 5.03.	Payments of Additional Amounts	15
Section 5.04.	Change of Control Triggering Event	18

ARTICLE 6
CONSOLIDATION, MERGER AND SALE OF ASSETS

Section 6.01.	Consolidation, Merger and Sale of Assets of Guarantors	20

ARTICLE 7
EVENTS OF DEFAULT

Section 7.01.	Events of Default	20
Section 7.02.	Limitations on Suits	21

ARTICLE 8
AMENDMENTS AND WAIVERS

Section 8.01.	Without Consent of Holder	21

ARTICLE 9
MISCELLANEOUS

Section 9.01.	Ratification of Base Indenture	21
Section 9.02.	Governing Law	21
Section 9.03.	Separability	21
Section 9.04.	Counterparts	21

EXHIBITS

Exhibit A	Form of 2025 Note

-ii-

FIRST SUPPLEMENTAL INDENTURE, dated as of March 10, 2015 (this “First Supplemental Indenture”), among Delphi Automotive PLC, a public limited company formed under the laws of Jersey (the “Issuer”), the guarantors from time to time party hereto, Wilmington Trust, National Association, as trustee (together with its successors and assigns in such capacity, the “Trustee”), and Deutsche Bank Trust Company Americas, a New York banking corporation, as Registrar, Paying Agent and Authenticating Agent under the Senior Indenture, dated as of March 10, 2015, among the Issuer, the guarantors from time to time party thereto, Deutsche Bank Trust Company Americas, as Registrar, Paying Agent and Authenticating Agent, and the Trustee (the “Base Indenture” and, together with this First Supplemental Indenture, the “Indenture”).

WHEREAS, the Issuer executed and delivered the Base Indenture to the Trustee to provide, among other things, for the future issuance of the Issuer’s Notes to be issued from time to time in one or more series as might be determined by the Issuer under the Base Indenture, in an unlimited aggregate principal amount which may be authenticated and delivered as provided in the Indenture;

WHEREAS, Section 2.03 of the Base Indenture provides for various matters with respect to any series of Notes issued under the Base Indenture to be established in an indenture supplemental to the Base Indenture;

WHEREAS, Section 9.01 of the Base Indenture provides for the Issuer and the Trustee to enter into a supplemental indenture to the Base Indenture to establish the form or terms of Notes of any series as permitted by Section 2.03 of the Base Indenture;

WHEREAS, pursuant to the terms of the Base Indenture, the Issuer desires to provide for the establishment of a new series of Notes to be known as its 1.500% Senior Notes due 2025 (the “2025 Notes”), the form and substance of such 2025 Notes and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this First Supplemental Indenture; and

WHEREAS, the Issuer has requested that the Trustee execute and deliver this First Supplemental Indenture and all requirements necessary to make (i) this First Supplemental Indenture a valid instrument in accordance with its terms, and (ii) the 2025 Notes, when executed by the Issuer and authenticated and delivered by the Authenticating Agent, the valid obligations of the Issuer, have been performed, and the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects.

NOW THEREFORE, in consideration of the purchase and acceptance of the 2025 Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Base Indenture, the form 2025 Note and substance of the 2025 Notes and the terms, provisions and conditions thereof, the Issuer and the Guarantors covenant and agree with the Trustee as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definition of Terms. Unless the context otherwise requires:

(a) a term defined in the Base Indenture has the same meaning when used in this First Supplemental Indenture unless the definition of such term is otherwise provided pursuant to this First Supplemental Indenture, in which case the definition in this First Supplemental Indenture shall govern solely with respect to the 2025 Notes;

(b) a term defined anywhere in this First Supplemental Indenture has the same meaning throughout;

(c) the singular includes the plural and vice versa;

(d) unless stated otherwise, a reference to a Section or Article is to a Section or Article in this First Supplemental Indenture;

(e) headings are for convenience of reference only and do not affect interpretation;

(f) each reference to “U.S. Government Obligations” in the Base Indenture is, with respect to the 2025 Notes, replaced with “Government Obligations”; and

(g) the following terms have the meanings given to them in this Section 1.01(g):

“Additional 2025 Notes” means additional 2025 Notes constituting part of the same series as the 2025 Notes issued on the Issue Date having identical terms and conditions to the 2025 Notes, except with respect to issue date, issue price and interest prior to the first Interest Payment Date.

“Attributable Debt” means, with respect to any Sale and Leaseback Transaction that does not result in a Capitalized Lease Obligation, the present value (computed in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of:

(1) the Attributable Debt determined assuming termination upon the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated); and

(2) the Attributable Debt determined assuming no such termination.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP.

“Cash Management Obligations” means obligations in respect of overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds or participating in commercial (or purchasing) card programs.

“Clearstream” means Clearstream Banking, a société anonyme, as currently in effect or any successor securities clearing agency.

“Common Depository” means Deutsche Bank AG, London Branch, as common depository for Euroclear and Clearstream, or another Person designated as common depository for Euroclear and Clearsteam or another Person designated as common depository by the Issuer.

“Consolidated Total Assets” means, at any time, the total consolidated assets of Delphi LLP and its Subsidiaries, as shown on the most recent balance sheet of Delphi LLP at such time calculated on a pro forma basis to give effect to any acquisition or disposition of any Person or line of business after the date thereof.

“Credit Agreement” means, the Amended and Restated Credit Agreement, dated as of March 1, 2013 by and among the Issuer, Delphi LLP, Delphi Automotive Holdings US Limited, Delphi Corporation, the several lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be further amended (including any amendment and restatement thereof), supplemented, extended or otherwise modified from time to time.

“Credit Facilities” means (1) the Credit Agreement and (2) one or more debt facilities, indentures or other agreements refinancing, replacing, amending, restating or supplementing (whether or not contemporaneously and whether or not related to the agreements specified above) or otherwise restructuring or increasing the amount of available borrowings or other credit extensions under or making Subsidiaries of Delphi LLP a borrower, additional borrower or guarantor under, all or any portion of the Indebtedness under such agreement or any successor, replacement or supplemental agreement and whether including any additional obligors or with the same or any other agent, lender or group of lenders or with other financial institutions or lenders.

“Delphi LLP” means Delphi Automotive LLP, a limited liability partnership organized under the laws of England and Wales (and its successors).

“Domestic Subsidiary” means any Subsidiary that was formed under the laws of the United States, any state of the United States or the District of Columbia.

“Euroclear” means the Euroclear Bank S.A./N.V., as operator of the Euroclear system or any successor securities clearing agency.

“Existing Notes” means Delphi Corporation’s 5.00% Senior Notes due 2023.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

(2) statements and pronouncements of the Financial Accounting Standards Board,

(3) such other statements by such other entities as approved by a significant segment of the accounting profession, and

(4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Government Obligations” means (1) direct obligations of the Federal Republic of Germany, where the timely payment or payments thereunder are supported by the full faith and credit of the Federal Republic of Germany or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the Federal Republic of Germany, where the timely payment or payments thereunder are unconditionally guaranteed as a full faith and credit obligation by the Federal Republic of Germany, which, in either case under clauses (1) or (2) are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such Federal Republic of Germany Obligations or a specific payment of interest on or principal of or other amount with respect to any such Federal Republic of Germany Obligations held by such custodian for the account of the holder of a depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Federal Republic of Germany Obligations or the specific payment of interest on or principal of or other amount with respect to the Federal Republic of Germany Obligations evidenced by such depositary receipt.

“Guarantor” means Delphi LLP, Delphi Automotive Holdings US Limited, Delphi Corporation and any Person that provides a Note Guarantee of the 2025 Notes under the Indenture, until released as provided in Section 10.05 of the Base Indenture or Section 4.02 of this First Supplemental Indenture.

“Indebtedness” means the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money.

Notwithstanding the foregoing, (i) in connection with the purchase by Delphi LLP or any Subsidiary of any business, the term “Indebtedness” will exclude bona fide post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter and (ii) Cash Management Obligations and other obligations in respect of card obligations, netting services, overdraft protections, cash management services and similar arrangements shall not constitute Indebtedness.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“interest” means, with respect to the 2025 Notes, interest on the 2025 Notes and any Additional Amounts in respect thereof.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by Standard & Poor’s, or if Moody’s or Standard & Poor’s shall cease to provide a rating of the 2025 Notes, an equivalent rating by any other Ratings Agency.

“Issue Date” means March 10, 2015.

“Legal Holiday” a Saturday, Sunday or other day on which the Trustee, Registrar and Paying Agent or banking institutions are not required by law or regulation to be open in the State of New York or London and, for any place of payment outside of New York City or London, in such place of payment, and on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, does not operate.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge in the nature of an encumbrance of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that any obligation in respect of an operating lease shall not be deemed a lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating business.

“Note Guarantee” means each guarantee of the obligations with respect to the 2025 Notes of a series issued by a Guarantor pursuant to the terms of the Indenture.

“principal” of a 2025 Note means the principal of the 2025 Note plus the premium, if any, payable on the 2025 Note which is due or overdue or is to become due at the relevant time and any Additional Amounts in respect thereof.

“Principal Property” means any manufacturing or production plant located in the United States of America (including fixtures but excluding leases and other contract rights which might otherwise be deemed real property) owned by Delphi LLP or any Restricted Subsidiary, whether owned on the date hereof or thereafter, provided each such plant has a net book value at the date as of which the determination is being made of in excess of 1% of the Consolidated Total Assets of Delphi LLP and its Subsidiaries (which shall be deemed to include Delphi LLP’s manufacturing plant in Warren, Ohio), other than any such plant which, in the opinion of the Board of Directors (evidenced by a certified board resolution thereof delivered to the Trustee), is not of material importance to the business conducted by Delphi LLP and its Subsidiaries taken as a whole.

“Ratings Agency” means Standard & Poor’s and Moody’s or, if Standard & Poor’s or Moody’s or either or both of them shall not make a rating on the 2025 Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Delphi LLP (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor’s or Moody’s or either or both of them, as the case may be.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness, including, in any such case from time to time, after the discharge of the Indebtedness being Refinanced. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that is incurred to Refinance (including pursuant to any defeasance or discharge mechanism) any Indebtedness of Delphi LLP or any Subsidiary existing on the Issue Date or incurred in compliance with the Indenture (including Indebtedness that Refinances Refinancing Indebtedness); provided, however, such Refinancing Indebtedness is incurred in an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount of the Indebtedness being refinanced (or if issued with original issue discount, the aggregate accreted value) then outstanding (or that would be outstanding if the entire committed amount of any credit facility being Refinanced were fully drawn)) (plus fees and expenses, including any premium and defeasance costs and accrued interest).

“Restricted Subsidiary” means any Domestic Subsidiary of Delphi LLP that directly owns any Principal Property.

“Sale and Leaseback Transaction” means an arrangement relating to property, plant or equipment now owned or hereafter acquired by Delphi LLP or a Restricted Subsidiary whereby Delphi LLP or a Restricted Subsidiary transfers such property to a Person and Delphi LLP or such Restricted Subsidiary leases it from such Person, other than (i) leases between Delphi LLP and a Subsidiary or between Subsidiaries or (ii) any such transaction entered into with respect to any property, plant or equipment or any improvements thereto at the time of, or within 180 days after, the acquisition or completion of construction of such property, plant or equipment or such improvements (or, if later, the commencement of commercial operation of any such property, plant or equipment), as the case may be, to finance the cost of such property, plant or equipment or such improvements, as the case may be.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of Delphi LLP within the meaning of Rule 1-02(w)(1) or (2) under Regulation S-X promulgated by the SEC as in effect on the Issue Date.

“Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating business.

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

(1) such Person,

(2) such Person and one or more Subsidiaries of such Person or

(3) one or more Subsidiaries of such Person.

Unless otherwise specified herein or context otherwise requires, all references to any Subsidiary shall be to a Subsidiary of Delphi LLP. For the avoidance of doubt, BDWY, a Chinese corporation, is a Subsidiary of Delphi LLP pursuant to its governance structure as in effect on the Issue Date.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

Section 1.02. Other Definitions.

Term	Defined in Section
Acceleration Notice	7.02
Additional Amounts	5.03
Base Indenture	Preamble
Calculation Date	3.01
Change in Tax Law	3.02
Change of Control	5.04
Change of Control Offer	5.04
Change of Control Triggering Event	5.04
Comparable Government Bond Rate	3.01
Comparable Government Bond	3.01
Depositary	2.01
Event of Default	7.01
Global Note	2.01

Term	Defined in Section
Indenture	Preamble
Initial Lien	5.01
Interest Payment Date	2.01
Issuer	Preamble
Permitted Liens	5.01
Relevant Jurisdiction	5.03
Successor Guarantor	6.01
First Supplemental Indenture	Preamble
Taxes	5.03
Tax Redemption Date	3.02
Trigger Period	5.04
Trustee	Preamble
2025 Notes	Preamble

ARTICLE 2

TERMS AND CONDITIONS OF THE NOTES

Section 2.01. Terms of the Notes. The following terms relating to the 2025 Notes are hereby established:

(a) Designation, Maturity and Principal Amount. There is hereby authorized a series of Notes designated the “1.500% Senior Notes due 2025” initially offered in the aggregate principal amount of €700,000,000, which amount shall be as set forth in an Authentication Order for the authentication and delivery of such 2025 Notes pursuant to Section 2.02 of the Base Indenture.

(b) Form of the Notes. The 2025 Notes are to be substantially in the form of Exhibit A hereto. The 2025 Notes shall be numbered, lettered, or otherwise distinguished in such manner or in accordance with such plans as the Officer of the Issuer executing the same may determine with the approval of the Trustee.

(c) Note Guarantees. The 2025 Notes shall have the benefit of the Note Guarantees by the Guarantors executing this First Supplemental Indenture and future Guarantors pursuant to Section 4.02 hereof.

(d) Additional 2025 Notes. The Issuer may, without notice to or the consent of the Holders of the 2025 Notes, issue Additional 2025 Notes having identical terms and conditions as the 2025 Notes, except for the issue date, issue price and first Interest Payment Date, in an unlimited aggregate principal amount. Any such additional notes will be part of the same series as the 2025 Notes, and will be treated as one class with such series of 2025 Notes, including, without limitation, for purposes of voting and redemptions; provided, however, that if such Additional 2025 Notes are not fungible with the other 2025 Notes for U.S. federal income tax purposes, such Additional 2025 Notes shall not have the same “ISIN” or “Common Code” number as the other 2025 Notes.

(e) Principal Payment. The 2025 Notes will mature on March 10, 2025.

(f) Interest Rate; Interest Payment Date; Computation of Interest. The 2025 Notes will bear interest at the rate of 1.500% per annum from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for or, if no interest has been paid, from the Issue Date (or, in the case of Additional 2025 Notes, from date of issuance thereof) until the principal thereof becomes due and payable. The amount of interest payable for any period will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the date from which interest begins to accrue for the period (or from the Issue Date if no interest has been paid on the 2025 Notes) to, but excluding the next scheduled interest payment date. This payment convention is referred to as Actual/Actual (ICMA) as defined in the rulebook of the International Capital Markets Association.

Interest on the 2025 Notes is payable annually in arrears on March 10 of each year (each, an “Interest Payment Date”), commencing on March 10, 2016 (or such later first Interest Payment Date, in the case of Additional 2025 Notes), to the Person in whose name such 2025 Note is registered, at the close of business on the Regular Record Date for such interest installment, which shall be the close of business on February 23 (whether or not a Business Day), immediately preceding such Interest Payment Date, and at the foregoing respective rates on overdue principal. In the event that any Interest Payment Date is not a Business Day, then payment of the interest payable on such Interest Payment Date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on the Interest Payment Date such payment was originally payable.

(g) Place of Payment of Principal and Interest. Section 4.02 of the Base Indenture shall apply to the 2025 Notes.

(h) Optional Redemption. The 2025 Notes shall be redeemable as specified in Article 3 of this First Supplemental Indenture and Article 3 of the Base Indenture.

(i) Mandatory Redemption. Except as set forth in Section 5.04 hereof, the Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the 2025 Notes.

(j) Denominations. The 2025 Notes shall be issuable only in registered form, without coupons, in minimum denominations of €100,000 and integral multiples of €1,000 in excess of thereof.

(k) Acceleration. 100% of the principal amount of the 2025 Notes shall be payable upon declaration of acceleration of the Stated Maturity thereof.

(l) Currency of the 2025 Notes. The 2025 Notes shall be denominated, and payment of principal and interest of the 2025 Notes shall be payable in euro. If the euro is unavailable to the Issuer due to the imposition of exchange controls or other circumstances beyond the Issuer’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the 2025 Notes will be made in U.S. dollars until the euro is again available to the Issuer or so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate available on or prior to the second business day prior to the relevant payment date as determined by the Issuer in the Issuer’s sole discretion. Any payment in respect of the 2025 Notes so made in U.S. dollars will not constitute an event of default under the 2025 Notes or the Indenture. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

(m) Currency of Payment. The principal of and interest on the 2025 Notes shall be payable in euro.

(n) Exchange or Conversion. The 2025 Notes shall not be exchangeable for or convertible into the ordinary shares of the Issuer or any other security.

(o) Additional Amounts. The Issuer will pay any additional amounts on the 2025 Notes as set forth in Section 5.03.

(p) Global Form; Definitive Form. The 2025 Notes shall be issued initially in the form of one or more permanent Global Notes in registered form, without coupons, substantially in the form herein below recited (each, a “Global Note” and collectively, the “Global Notes”), deposited with the Common Depository and registered in the name of the nominee of the Common Depository for the accounts of the Depositary, duly executed by the Issuer and authenticated by the Authenticating Agent as herein provided. The 2025 Notes may be issued in definitive form pursuant to the terms of the Base Indenture. The aggregate principal amount of each Global Note may from time to time be increased or decreased by adjustments made on the records of the Registrar as provided in Section 2.01(b) of the Base Indenture.

(q) Trustee; Registrar; Paying Agent; Authenticating Agent. Wilmington Trust, National Association shall initially act as Trustee. Deutsche Bank Trust Company Americas, a New York banking corporation, shall initially act as Registrar, Paying Agent and Authenticating Agent.

(r) Defeasance. Article 8 of the Base Indenture shall apply to the 2025 Notes.

(s) Depositary. The Depositary for any 2025 Notes issued as Global Notes shall initially be Euroclear and Clearstream (or any successors thereto) (the “Depositary”). The Common Depository for the 2025 Notes issued under this First Supplemental Indenture shall initially be Deutsche Bank AG, London Branch.

(t) Events of Default; Covenants. The Events of Default in Section 6.01 of the Base Indenture and the additional Events of Default set forth in Section 7.01 of this First Supplemental Indenture and the covenants set forth in Article 4 of the Base Indenture and Article 5 of this First Supplemental Indenture shall apply to the 2025 Notes.

(u) Additional Terms. Other terms applicable to the 2025 Notes are as otherwise provided for below.

Section 2.02. Execution and Authentication. The 2025 Notes having an aggregate principal amount of €700,000,000 may, upon execution of this First Supplemental Indenture, be executed by the Issuer and delivered to the Authenticating Agent for authentication, and the Authenticating Agent shall thereupon authenticate and deliver said 2025 Notes, upon receipt of an Authentication Order, signed by an Officer of the Issuer, without any further action by the Issuer, except as otherwise required by the Base Indenture.

Section 2.03. Valuation of Principal Amount of Securities. To the extent that any other securities are issued under the Indenture and denominated in a currency other than euro, the principal amount of the 2025 Notes and such other securities for purposes of any act, consent or waiver under the Indenture shall be determined as the dollar equivalent thereof, converted based on the spot rate (as determined by the Issuer in its sole discretion) at 11:00 a.m. on the business day before the record date for such act, waiver or consent (or, if there is no such record date, the date when such act, consent or waiver is taken).

ARTICLE 3

REDEMPTION OF THE NOTES

Section 3.01. Optional Redemption.

(a) At any time prior to December 10, 2024, the Issuer may at its option redeem the 2025 Notes, in whole or in part, at a redemption price equal to the greater of:

(i) 100% of the principal amount of the 2025 Notes to be redeemed; and

(ii) the sum of the present value of (i) the redemption price (100% of the principal amount of the 2025 Notes to be redeemed) on December 10, 2024 and (ii) all required remaining scheduled interest payments due on the 2025 Notes to be redeemed through December 10, 2024 (not including any portion of such payments of interest accrued and unpaid to the Redemption Date) discounted to the Redemption Date on an annual basis (Actual/Actual ICMA) at the applicable Comparable Government Bond Rate plus 20 basis points, plus accrued and unpaid interest on the principal amount of the 2025 Notes to be redeemed to, but not including, the Redemption Date. The Comparable Government Bond Rate will be calculated on the third Business Day next preceding the Redemption Date (the “Calculation Date”).

(b) If the 2025 Notes are redeemed at any time on or after December 10, 2024, the 2025 Notes may be redeemed at a redemption price equal to 100% of the principal amount of the 2025 Notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the Redemption Date.

(c) Notice of any such redemption must be mailed by first-class mail to each Holder’s registered address, or delivered electronically if held by any depository in accordance with such depository’s customary procedures, not less than 15 nor more than 60 days prior to the Redemption Date.

(d) The following terms have the meanings given to them in this Section 3.01(d):

“Comparable Government Bond Rate” means the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third Business Day prior to the date fixed for redemption, of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by the Issuer.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Issuer, a German government bond whose maturity is closest to the maturity of the 2025 Notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by the Issuer, determine to be appropriate for determining the Comparable Government Bond Rate.

(e) If the Issuer partially redeems the 2025 Notes, the 2025 Notes to be redeemed shall be selected in accordance with the applicable procedures of the Depositary, although no 2025 Notes less than €100,000 in original principal amount will be redeemed in part.

(f) Any redemption of 2025 Notes pursuant to this Section 3.01 shall be conducted in accordance with the applicable procedures set forth in Article 3 of the Base Indenture to the extent not otherwise set forth herein.

Section 3.02. Tax Redemption.

(a) The Issuer may redeem the 2025 Notes as a whole but not in part, at its option at any time prior to maturity, upon the giving of a written notice of redemption to the holders, with a copy to the Trustee, if it determines that, as a result of:

(i) any change in or amendment to the laws, or any regulations or rulings promulgated under the laws, of a Relevant Jurisdiction (as defined in Section 5.03) affecting taxation, or

(ii) any change in or amendment to an official position regarding the application or interpretation of the laws, regulations or rulings referred to above,

(b) which change or amendment is announced and becomes effective after the Issue Date (or, if the Relevant Jurisdiction becomes a Relevant Jurisdiction on a date after the Issue Date, after such later date) (each of the foregoing, a “Change in Tax Law”), the Issuer or any Guarantor is or will become obligated to pay Additional Amounts with respect to the 2025 Notes or the Note Guarantees on the next succeeding interest payment date, pursuant to Section 5.03 (but in the case of a Guarantor, only if the payments giving rise to such obligation cannot be made by the Issuer or another Guarantor without the obligation to pay Additional Amounts) and the payment of such Additional Amounts cannot be avoided by the use of reasonable measures available to the Issuer or the Guarantor. The redemption price will be equal to 100% of the principal amount of the 2025 Notes plus accrued and unpaid interest to but excluding the date fixed for redemption (a “Tax Redemption Date”), and all Additional Amounts (if any) then due or which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of Holders of the 2025 Notes on any record date occurring prior to the Tax Redemption Date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof). The date and the applicable redemption price will be specified in the notice of tax redemption. Notice of such redemption will be irrevocable, and must be mailed by first-class mail to each Holder’s registered address, or delivered electronically if held by any depository in accordance with such depository’s customary procedures, not less than 15 nor more than 60 days prior to the earliest date on which the Issuer would be obligated to pay such Additional Amounts if a payment in respect of the 2025 Notes were actually due on such date. No such notice of redemption will be given unless, at the time such notification of redemption is given, such obligation to pay such Additional Amounts remains in effect.

(c) Prior to giving the notice of tax redemption, the Issuer will deliver to the Trustee:

(i) a certificate signed by a duly authorized officer stating that the Issuer is entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer to so redeem have occurred; and

(ii) an opinion of independent tax counsel of recognized standing qualified under the laws of the Relevant Jurisdiction, selected by the Issuer, to the effect that the Issuer is or would be obligated to pay Additional Amounts as a result of a Change in Tax Law.

(d) The foregoing provisions shall apply mutatis mutandis to any successor to the Issuer.

ARTICLE 4

NOTE GUARANTEES

Section 4.01. Note Guarantees. Each Guarantor hereby unconditionally and irrevocably expressly assumes, confirms and agrees to perform and observe each and any of the covenants, agreements, terms, conditions, obligations, appointments, duties, promises and liabilities of a Guarantor under the Base Indenture with respect to the 2025 Notes as if it were an original signatory thereto. The Note Guarantee of any Guarantor will be released without any further action required on the part of the Trustee or any holder: (1) upon (i) the sale or other disposition (including by way of consolidation, merger, dissolution or otherwise) of the Capital Stock of such Guarantor such that it is no longer a Subsidiary of the Issuer or (ii) the sale or other disposition of all or substantially all of the assets of such Guarantor; (2) when such Guarantor is no longer an obligor (whether as an issuer or guarantor) on any of Delphi Corporation’s senior notes outstanding on the Issue Date; or (3) upon legal or covenant defeasance or satisfaction and discharge of the 2025 Notes.

Section 4.02. Future Guarantees. (a) If any Domestic Subsidiary of the Issuer guarantees any of the Existing Notes, each such Subsidiary shall, within 30 days, execute and deliver to the Trustee a supplemental indenture pursuant to which such Domestic Subsidiary will provide a Note Guarantee to the 2025 Notes for so long as such Existing Notes remain outstanding and are guaranteed by such Subsidiary. For the avoidance of doubt, any such Note Guarantee referred to in this Section 4.02(a) shall be automatically released if (1) the Existing Notes cease to be outstanding or (2) the Existing Notes are no longer guaranteed by the Domestic Subsidiary providing such Note Guarantee.

(b) The Issuer, at its option, may cause any Subsidiary of the Issuer to become a Guarantor and if such Subsidiary is not otherwise required under the Indenture to provide a Note Guarantee to the 2025 Notes, the Issuer, at its option, may cause any such Note Guarantee to be released, subject to applicable law.

ARTICLE 5

COVENANTS

The following covenants will apply to the 2025 Notes in addition to the covenants in Article 4 of the Base Indenture:

Section 5.01. Limitation on Liens.

(a) Delphi LLP will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any Principal Property or Capital Stock of a Restricted Subsidiary, whether owned at the Issue Date or thereafter acquired, which Initial Lien secures any Indebtedness, without effectively providing that the 2025 Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured other than the following (“Permitted Liens”):

(1) Liens securing Indebtedness under Credit Facilities in an aggregate principal amount not to exceed $2,075 million;

(2) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases, subleases, licenses or sublicenses to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety, stay, customs, replevin or appeal bonds to which such Person is a party, or deposits as security or for the payment of rent, in each case incurred in the ordinary course of business;

(3) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’, materialman’s, repairman’s, landlord’s, workman’s, supplier’s and other like Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(4) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(5) Liens in favor of issuers of surety or performance bonds or letters of credit, bank guarantees, bankers’ acceptances or similar credit transactions issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(6) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7) Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that the Lien may not extend to any other property (other than accessions thereto, proceeds and products thereof and property related to the property being financed or through cross-collateralization of individual financings of equipment provided by the same lender) owned by such Person or any of its Subsidiaries at the time the Lien is incurred, and the Indebtedness (other than any interest thereon) secured by the Lien may not be incurred more than 270 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(8) Liens existing on the Issue Date and extensions, renewals, refinancings and replacements of any such Liens (including any future Liens securing Indebtedness that Delphi LLP designates as a “replacement” of such Liens for purposes of this clause, even if such new Indebtedness is not issued concurrently with the repayment of the indebtedness so secured, the proceeds thereof are not used to repay such Indebtedness secured by such Liens or such Indebtedness is incurred for different purposes and by a different borrower) so long as the principal amount of Indebtedness (including for this purpose, revolving commitments under the Credit Agreement as in effect on the Issue Date immediately before the issuance of the 2025 Notes, which shall be deemed to be outstanding for these purposes even if undrawn) or other obligations secured thereby is not increased (other than to cover premiums, fees, accrued interest and any expenses of such extension, renewal, refinancing or replacement) and so long as such Liens are not extended to any other property of Delphi LLP or any of its Subsidiaries (other than pursuant to blanket lien or after acquired property clauses existing in the applicable agreements (including any obligation to have new guarantors provide Liens on the same assets owned by it));

(9) Liens on property or shares of stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created,

incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens do not extend to any other property owned by such Person or any of its Subsidiaries, except proceeds and products thereof and improvements thereon or pursuant to after acquired property clauses existing in the applicable agreements at the time such Person becomes a Subsidiary which do not extend to property transferred to such Person by Delphi LLP or a Restricted Subsidiary;

(10) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or any Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens do not extend to any other property owned by such Person or any of its Subsidiaries other than proceeds or products thereof and accessions thereto;

(11) Liens securing Indebtedness or other obligations of Delphi LLP or a Subsidiary owing to Delphi LLP or a Subsidiary of Delphi LLP;

(12) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (9) and (10); provided, however, that:

(A) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements, accessions, proceeds, dividends or distributions in respect thereof) and

(B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of:

(i) the outstanding principal amount or, if greater, committed amount of the indebtedness secured by Liens described under clauses (7), (9) or (10) at the time the original Lien became a Permitted Lien under the Indenture; and

(ii) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancings;

(13) judgment Liens not giving rise to an Event of Default;

(14) Liens securing Indebtedness consisting of (A) the financing of insurance premiums with the providers of such insurance or their affiliates and (B) take-or-pay obligations contained in supply arrangements in the ordinary course of business; and

(15) other Liens to secure Indebtedness as long as the amount of outstanding Indebtedness secured by Liens incurred pursuant to this clause (15), when aggregated with the amount of Attributable Debt outstanding and incurred in reliance on Section 5.02(e), does not exceed 15.0% of Consolidated Total Assets at the time any such Lien is granted; provided, however, notwithstanding whether this clause (15) would otherwise be available to secure Indebtedness, Liens securing Indebtedness originally secured pursuant to this clause (15) may secure Refinancing Indebtedness in respect of such Indebtedness and such Refinancing Indebtedness shall be deemed to have been secured pursuant to this clause (15).

(b) Any Lien created for the benefit of the Holders of the 2025 Notes pursuant to Section 5.01(a) shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

(c) For purposes of determining compliance with this Section 5.01, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in the definition of “Permitted Liens” but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in the definition of “Permitted Liens,” Delphi LLP shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the clauses of the definition of “Permitted Liens” and such Lien securing such item of Indebtedness will be treated as being incurred or existing pursuant to only one of such clauses.

Section 5.02. Limitation on Sale/Leaseback Transactions. Delphi LLP will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Principal Property unless:

(a) the Sale and Leaseback Transaction is solely with Delphi LLP or a Subsidiary of Delphi LLP;

(b) the lease is for a period not in excess of 24 months, including renewals;

(c) Delphi LLP or such Restricted Subsidiary would (at the time of entering into such arrangement) be entitled as described in clauses (1) through (14) of the definition of “Permitted Liens,” without equally and ratably securing the 2025 Notes then outstanding under the Indenture, to create, incur, issue, assume or guarantee Indebtedness secured by a Lien on such property in the amount of the Attributable Debt arising from such Sale and Leaseback Transaction;

(d) Delphi LLP or such Restricted Subsidiary within 360 days after the sale of such Principal Property in connection with such Sale and Leaseback Transaction is completed, applies an amount equal to the net proceeds of the sale of such Principal Property to (i) the permanent retirement of 2025 Notes, other Indebtedness of the Issuer ranking on a parity with the 2025 Notes or Indebtedness of Delphi LLP or a Subsidiary of Delphi LLP or (ii) the purchase of property; or

(e) the Attributable Debt of Delphi LLP and its Restricted Subsidiaries in respect of such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into after the Issue Date with respect to Principal Property (other than any such Sale and Leaseback Transaction as would be permitted as described in clauses (a) through (d) above), plus the aggregate principal amount of Indebtedness secured by Liens on Principal Properties then outstanding (not including any such Indebtedness secured by Liens described in clauses (1) through (14) of the definition of “Permitted Liens”) which do not equally and ratably secure such outstanding 2025 Notes (or secure such outstanding 2025 Notes on a basis that is prior to other Indebtedness secured thereby), would not exceed 15% of Consolidated Total Assets.

Section 5.03. Payments of Additional Amounts.

(a) Payments made by the Issuer, a Guarantor or a Paying Agent, as applicable, on the 2025 Notes or in respect of a Note Guarantee will be made free and clear of, and without withholding or deduction for or on account of, any present or future income, stamp or other tax, duty, levy, impost, assessment or other governmental charge of any nature whatsoever (“Taxes”), unless the Issuer, a Guarantor or a Paying Agent is required to withhold or deduct Taxes by law.

(b) If any withholding or deduction for or on account of Taxes imposed or levied by or on behalf of the United States, the United Kingdom, Jersey, any other jurisdiction in which the Issuer or any Guarantor is incorporated, organized, engaged in business or otherwise resident for tax purposes, or any other jurisdiction from or through which such payment is made, or in each case any political subdivision or taxing authority or agency thereof or therein (each, a “Relevant Jurisdiction”) is at any time required by law to be made from any payment made with respect to the 2025 Notes or the Note Guarantee, the Issuer or the applicable Guarantor, as applicable, will pay such additional amounts (“Additional Amounts”) on the 2025 Notes or in respect of the applicable Note Guarantee as may be necessary so that the net amount received by each holder of the 2025 Notes (including Additional Amounts) after such withholding or deduction will not be less than the amount the holder would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to Taxes:

(i)	that would not have been imposed but for the Holder or the beneficial owner of such 2025 Note (or a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such Holder or beneficial owner, if such Holder or beneficial owner is an estate, trust, partnership or corporation) being considered as having a present or former connection with a Relevant Jurisdiction (other than a connection arising solely as a result of the acquisition, ownership or disposition of the 2025 Notes, the receipt of any payment under or with respect to the 2025 Notes or any Note Guarantee, or the exercise or enforcement of any rights under or with respect to the 2025 Notes, the Indenture or any Note Guarantee), including, without limitation, such Holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or treated as a resident thereof or domiciled therein or a national thereof or being or having been engaged in a trade or business therein or having or having had a permanent establishment therein;

(ii)	that would not have been imposed but for the failure of the Holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the Relevant Jurisdiction of the Holder or beneficial owner, if compliance is required by statute, by regulation of the Relevant Jurisdiction by an applicable income tax treaty to which the Relevant Jurisdiction is a party as a precondition to exemption from such Tax;

(iii)	payable other than by withholding from payments of principal of or interest on the 2025 Notes or from payments in respect of a Note Guarantee;

(iv)	that would not have been imposed but for a change in law, regulation or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(v)	that are estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property or similar Taxes;

(vi)	that are imposed on a payment to an individual and that is required to be made pursuant to, or to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings;

(vii)	required to be withheld by any Paying Agent from any payment of principal of or interest on any 2025 Note, if such payment can be made without such withholding by at least one other Paying Agent;

(viii)	that would not have been imposed but for the presentation by the holder of any 2025 Note, where presentation is required, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof was duly provided for, whichever occurred later (except to the extent that the holder would have been entitled to Additional Amounts had the 2025 Note been presented on the last day of such 30-day period);

(ix)	that are U.S. federal income Taxes imposed by reason of the Holder or beneficial owner of the 2025 Notes (i) being considered as (a) being or having been a controlled foreign corporation for U.S. federal income tax purposes or a corporation that has accumulated earnings to avoid U.S. federal income tax; (b) being or having been a “10-percent shareholder” of the Issuer as defined in section 871(h)(3) of the Code (or any amended or successor provision); or (c) being or having been a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business or (ii) failing to provide an applicable IRS Form W-8 certifying as to such person’s non-U.S. status;

(x)	that are imposed under Sections 1471 through 1474 of the Code as of the Issue Date (or any amended or successor provision that is substantively comparable), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code as of the Issue Date (or any amended or successor provision that is substantively comparable) or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or

(xi)	in the case of any combination of clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix) and (x);

nor shall Additional Amounts be paid with respect to any payment of the principal of or interest, if any, on any 2025 Note or any payment in respect of a Note Guarantee to any such holder who is a fiduciary or a partnership or a beneficial owner that is not the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to such Additional Amounts had it been the holder of the 2025 Note.

(c) The Issuer, a Guarantor or the Paying Agent, as applicable, will (i) make any required withholding or deduction, and (ii) remit the full amount deducted or withheld by it to the Relevant Jurisdiction in accordance with applicable law.

(d) All references in this Indenture, other than in Section 2.01(s) of this First Supplemental Indenture and Sections 8.02, 8.03 and 8.06 of the Base Indenture, to the payment of the principal or interest, if any, on or the net proceeds received on the sale or exchange of, any 2025 Notes or any payment made under the Note Guarantee shall be deemed to include Additional Amounts to the extent that, in that context, Additional Amounts are, were or would be payable.

(e) In addition, the Issuer shall pay any present or future stamp, issue, registration, court, documentary, excise, property, or similar Taxes (i) imposed by any Relevant Jurisdiction in respect of the execution, issuance, delivery, or registration of the 2025 Notes, any Note Guarantee, the Indenture, or any other document or instrument referred to therein, or the receipt of any payments with respect to the 2025 Notes, or (ii) imposed by any jurisdiction in respect of the enforcement of the 2025 Notes, any Note Guarantee, the Indenture, or any other document or instrument referred to therein.

(f) The Issuer’s and a Guarantor’s obligations to pay Additional Amounts if and when due will survive the termination of the Indenture and the payment of all other amounts in respect of the 2025 Notes and shall apply mutatis mutandis to any successor of the Issuer or any Guarantor, and to any jurisdiction in which such successor is incorporated, organized, engaged in business or otherwise resident for tax purposes, and any political subdivision or governmental authority thereof or therein.

Section 5.04. Change of Control Triggering Event. Upon the occurrence of a Change of Control Triggering Event, each Holder will have the right to require the Issuer to purchase all or any part of such Holder’s 2025 Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

“Change of Control” means the occurrence of any of the following:

(1) any transaction occurs (including a merger or consolidation of the Issuer) following which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Issuer; or

(2) sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Subsidiaries, taken as a whole, to a Person in which any person (as defined above) holds or acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the total voting power of the Voting Stock of such transferee Person.

“Change of Control Triggering Event” means (1) the ratings of the 2025 Notes are downgraded by each of the Ratings Agencies during the 60-day period (the “Trigger Period”) commencing on the earlier of (i) the occurrence of a Change of Control or (ii) the first public announcement of the occurrence of a Change of Control or the Issuer’s intention to effect a Change of Control (which Trigger Period will be extended so long as the ratings of the 2025 Notes are under publicly announced consideration for possible downgrade by any of the Ratings Agencies) and (2) the 2025 Notes are rated below an Investment Grade Rating by each of the Ratings Agencies on any date during the Trigger Period; provided that (x) a Change of Control Triggering Event will not be deemed to have occurred in respect of a particular Change of Control if each Ratings Agency does not publicly announce or confirm or inform the Trustee in writing at the Issuer’s request that the reduction was the result of the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Change of Control Triggering Event) and (y) the Trigger Period will terminate with respect to each Ratings Agency when such Ratings Agency takes action (including affirming its existing ratings) with respect to such Change of Control. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Issuer becomes a direct or indirect Subsidiary of a holding company and (2) no person (as defined above) (other than a holding company) owns, directly or indirectly, a majority of the voting power of the Equity Interests of such holding company.

Within 30 days following any Change of Control Triggering Event, the Issuer shall (unless prior to such date such Change of Control Triggering Event ceases to exist) deliver by mail or electronic means a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”), stating:

(1) that a Change of Control Triggering Event has occurred and that such Holder has the right to require the Issuer to purchase all or a portion of such Holder’s 2025 Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control Triggering Event;

(3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is delivered); and

(4) the instructions determined by the Issuer, consistent with this covenant, that a Holder must follow in order to have its 2025 Notes purchased.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 5.04 and purchases all 2025 Notes validly tendered and not withdrawn under such Change of Control Offer. In addition, the Issuer will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if the 2025 Notes have been or are called for redemption by the Issuer prior to it being required to deliver notice of the Change of Control Offer, and thereafter redeems all 2025 Notes called for redemption in accordance with the terms set forth in such redemption notice. Notwithstanding anything to the contrary contained herein, a revocable Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditioned upon the consummation of the relevant Change of Control, if a definitive agreement is in place for such Change of Control at the time the Change of Control Offer is made.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of 2025 Notes pursuant to this Section 5.04. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 5.04, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 5.04 by virtue thereof.

Notwithstanding any provisions in the Base Indenture to the contrary, but subject to Section 6.07 of the Base Indenture, the Issuer’s obligations to make a Change of Control Offer as a result of a Change of Control Triggering Event may be waived or modified with the written consent of the Holders of a majority in principal amount of the then outstanding 2025 Notes.

ARTICLE 6

CONSOLIDATION, MERGER AND SALE OF ASSETS

Section 6.01. Consolidation, Merger and Sale of Assets of Guarantors. (a) Delphi LLP will not and will not permit any other Guarantor to, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets in one or a series of related transactions to, any Person unless:

(1)(A) the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a corporation, limited liability partnership, limited liability company, limited company, or other similar organization (and in the case of any such transaction involving Delphi LLP, such Successor Guarantor shall be organized under the laws of the jurisdiction of organization of the United States of America (or any state thereof or the District of Columbia), the United Kingdom, Jersey and any other jurisdiction in the Channel Islands, any member state of the European Union as in effect on the Issue Date, Switzerland, Bermuda or The Cayman Islands), and such Person (if not such Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all the obligations of such Guarantor under its Note Guarantee;

(B) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

(C) the Issuer will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; or

(2) such Guarantor will be released from its Note Guarantee in connection therewith as provided in the Indenture.

(b) Notwithstanding Section 5.02 of the Base Indenture or clause (a) of this Section 6.01:

(A) any Subsidiary of Delphi LLP may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer, any Guarantor or any Subsidiary of Delphi LLP; and

(B) the Issuer and any Guarantor may merge with an Affiliate organized solely for the purpose of reorganizing the Issuer or such Guarantor in another jurisdiction.

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01. Events of Default. In addition to the Events of Default set forth in Section 6.01 of the Base Indenture, the following is an “Event of Default” with respect to the 2025 Notes:

(1) the failure by the Issuer or any Note Guarantor to comply with its obligations under Section 6.01 of this First Supplemental Indenture;

(2) the failure by the Issuer or any Restricted Subsidiary to comply for 60 days after notice with any of its obligations under Section 5.04 of this First Supplemental Indenture (in each case, other than a failure to purchase 2025 Notes); and

(3) any Note Guarantee of the 2025 Notes of Delphi LLP or any Significant Subsidiary (or group of Subsidiaries that together would constitute a Significant Subsidiary) ceases to be in full force and effect in all material respects (except as contemplated by the terms thereof) or any Guarantor denies or disaffirms such Guarantor’s obligations under the Indenture or any Note Guarantee of the 2025 Notes and such Default continues for 10 days after receipt of the notice as specified in the Indenture.

However, a default under clauses (2) or (3) will not constitute an Event of Default with respect to any 2025 Notes until the Trustee notifies the Issuer, or the Holders of at least 25% in principal amount of the outstanding 2025 Notes notify the Issuer and the Trustee, of the default and the Issuer or the Guarantor, as applicable, does not cure such default within the time specified in clauses (2) or (3) hereof after receipt of such notice.

Section 7.02. Limitations on Suits. With respect to the 2025 Notes, the first sentence of Section 6.06 of the Base Indenture shall be amended by deleting the “A” at the beginning of the sentence and replacing it with the following: “Except to enforce the right to receive payment of principal, premium (if any) or interest when due, a”.

ARTICLE 8

AMENDMENTS AND WAIVERS

Section 8.01. Without Consent of Holder. In addition to the provisions of Section 9.01 of the Base Indenture, the Issuer, the Guarantors and the Trustee may, as applicable, amend or supplement this First Supplemental Indenture, the Note Guarantees of the 2025 Notes or the 2025 Notes, without the consent of any Holder of a 2025 Note to:

(a) convey, transfer, assign, mortgage or pledge as security for the 2025 Notes any property or assets in accordance with Section 5.01 of this First Supplemental Indenture and confirm or evidence any release thereof permitted by the Indenture.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Ratification of Base Indenture. The Base Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 9.02. Governing Law. This First Supplemental Indenture and the 2025 Notes shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws.

Section 9.03. Separability. In case any one or more of the provisions contained in this First Supplemental Indenture or in the 2025 Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this First Supplemental Indenture or of the 2025 Notes, but this First Supplemental Indenture and the 2025 Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 9.04. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

ISSUER:

DELPHI AUTOMOTIVE PLC

By:	/s/ Bradley A. Spiegel
	Name:	Bradley A. Spiegel
	Title:	VP and Treasurer

GUARANTORS:

DELPHI CORPORATION

By:	/s/ Bradley A. Spiegel
	Name:	Bradley A. Spiegel
	Title:	Treasurer

DELPHI AUTOMOTIVE LLP

By:	/s/ Bradley A. Spiegel
	Name:	Bradley A. Spiegel
	Title:	Authorized Representative

DELPHI AUTOMOTIVE HOLDINGS US LIMITED

By:	/s/ Bradley A. Spiegel
	Name:	Bradley A. Spiegel
	Title:	“A” Director

[Signature Page – First Supplemental Indenture]

TRUSTEE:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Boris Treyger
Name: Boris Treyger
Title: Vice President

[Signature Page – First Supplemental Indenture]

REGISTRAR, PAYING AGENT
AND AUTHENTICATING AGENT:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Registrar, Paying Agent and Authenticating Agent,

By:	Deutsche Bank National Trust Company

By:	/s/ Irina Golovashchuk
Name: Irina Golovashchuk
Title: Vice President

By:	/s/ Kathryn Fischer
Name: Kathryn Fischer
Title: Associate

[Signature Page – First Supplemental Indenture]

EXHIBIT A

[FORM OF FACE OF NOTE]

[Global Note Legend]

THIS GLOBAL NOTE IS REGISTERED IN THE NAME OF A COMMON DEPOSITORY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE. THIS GLOBAL NOTE IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF ANY PERSON OTHER THAN SUCH COMMON DEPOSITORY OR ITS NOMINEE ONLY IN LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE COMMON DEPOSITORY TO A NOMINEE OF THE COMMON DEPOSITORY OR BY A NOMINEE OF THE COMMON DEPOSITORY TO THE COMMON DEPOSITORY OR ANOTHER NOMINEE OF THE COMMON DEPOSITORY OR BY THE COMMON DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR COMMON DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR COMMON DEPOSITORY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK S.A./N.V. (“EUROCLEAR”), AND CLEARSTREAM BANKING, SOCIÉTÉ ANONYME (“CLEARSTREAM” AND TOGETHER WITH EUROCLEAR, “EUROCLEAR/ CLEARSTREAM”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF BT GLOBENET NOMINEES LIMITED OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/ CLEARSTREAM (AND ANY PAYMENT IS MADE TO BT GLOBENET NOMINEES LIMITED OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, BT GLOBENET NOMINEES LIMITED, HAS AN INTEREST HEREIN.

Common Code:

ISIN:

GLOBAL NOTE

1.500% Senior Notes due 2025

No.	€[ ]

DELPHI AUTOMOTIVE PLC

promises to pay to BT Globenet Nominees Limited, or registered assigns,

the principal sum of                                                                                                          EUROS on March 10, 2025, as such amount may be changed from time to time pursuant to the Schedule of Exchanges of Interests attached hereto.

Interest Payment Date: March 10

Record Date: February 23

DELPHI AUTOMOTIVE PLC

By:
Name:
Title:

This is one of the 2025 Notes referred to
in the within-mentioned First Supplemental Indenture:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Authenticating Agent

By:	Deutsche Bank National Trust Company

By:
Name:
Title:

Dated:                     , 20

[Form of reverse side of 2025 Note]

1.500% Senior Note due 2025

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. Delphi Automotive PLC (the “Issuer”) promises to pay interest on the principal amount of this 2025 Note at a rate per annum of 1.500% from March 10, 2015 until maturity or pursuant to Section 7.02 of the First Supplemental Indenture. The Issuer will pay interest on this 2025 Note annually in arrears on March 10 of each year, commencing on March 10, 2016, or, if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). The Issuer will make each interest payment to the Holder of record of this 2025 Note on the immediately preceding February 23 (the “Regular Record Date”). Interest on this 2025 Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including March 10, 2015. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate borne by this 2025 Note; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate borne by this 2025 Note. Interest will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the date from which interest begins to accrue for the period (or from the Issue Date if no interest has been paid on the 2025 Notes) to, but excluding the next scheduled interest payment date, pursuant to the Actual/Actual (ICMA) payment convention.

2. METHOD OF PAYMENT. The Issuer will pay interest on this 2025 Note to the Person who is the registered Holder of this 2025 Note at the close of business on the Record Date (whether or not a Business Day) next preceding the Interest Payment Date, even if this 2025 Note is cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Base Indenture with respect to defaulted interest. Payment of interest may be made by check mailed to the Holders at their addresses set forth in the Note Register of Holders, provided that (a) all payments of principal, premium, if any, and interest on, 2025 Notes represented by Global Notes registered in the name of or held by the Common Depository or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof and (b) all payments of principal, premium, if any, and interest with respect to Certificated Notes will be made by wire transfer to an account maintained by the payee with a bank in the United Kingdom if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee or the Paying Agent may accept in its discretion). Such payment shall be in euro. If the euro is unavailable to the Issuer due to the imposition of exchange controls or other circumstances beyond the Issuer’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the 2025 Notes will be made in U.S. dollars until the euro is again available to the Issuer or so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate available on or prior to the second business day prior to the relevant payment date as determined by the Issuer in the Issuer’s sole discretion.

3. AUTHENTICATING AGENT, PAYING AGENT AND REGISTRAR. Initially, Deutsche Bank Trust Company Americas will act as Authenticating Agent, Paying Agent and Registrar. The Issuer may change any Authenticating Agent, Paying Agent or Registrar without notice to the Holders. Delphi LLP or any of its Subsidiaries may act in any such capacity.

4. INDENTURE. The Issuer issued the 2025 Notes under the Senior Indenture (the “Base Indenture”), dated as of March 10, 2015, among the Issuer, the Guarantors party thereto, Wilmington Trust, National Association, as trustee (the “Trustee”) and Deutsche Bank Trust Company Americas, a New York banking corporation, as Registrar, Paying Agent and Authenticating Agent. The Issuer shall be entitled to issue Additional 2025 Notes pursuant to the Base Indenture. The terms of the 2025 Notes include those stated in the Base Indenture and those made part of the Base Indenture by reference to the first supplemental indenture, among the Issuer, the Guarantors party thereto, the Trustee and the Registrar and Paying Agent, dated as of March 10, 2015 (the “First Supplemental Indenture” and together with the Base Indenture, the “Indenture”), setting forth the additional terms of the 2025 Notes pursuant to Section 2.03 of the Base Indenture and the provisions of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The 2025 Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms. To the extent any provision of this 2025 Note conflicts with the express provisions of the Indenture and those other provisions forming a part thereof with respect to the 2025 Notes, the provisions of the Indenture and such other provisions with respect to the 2025 Notes shall govern and be controlling.

5. OPTIONAL REDEMPTION. At any time prior to December 10, 2024, the Issuer may at its option redeem the 2025 Notes, in whole or in part, at a redemption price equal to the greater of:

(i) 100% of the principal amount of the 2025 Notes to be redeemed; and

(ii) the sum of the present value of (i) the redemption price (100% of the principal amount of the 2025 Notes to be redeemed) on December 10, 2024 and (ii) all required remaining scheduled interest payments due on the 2025 Notes to be redeemed through December 10, 2024 (not including any portion of such payments of interest accrued and unpaid to the Redemption Date) discounted to the Redemption Date on an annual basis (Actual/Actual ICMA) at the applicable Comparable Government Bond Rate plus 20 basis points, plus accrued and unpaid interest on the principal amount of the 2025 Notes to be redeemed to, but not including, the Redemption Date. The Comparable Government Bond Rate will be calculated on the Calculation Date.

If the 2025 Notes are redeemed at any time on or after December 10, 2024, the 2025 Notes may be redeemed at a redemption price equal to 100% of the principal amount of the 2025 Notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the Redemption Date.

Notice of such redemption must be mailed by first-class mail to each Holder’s registered address, or delivered electronically if held by any depository in accordance with such depository’s customary procedures, not less than 15 nor more than 60 days prior to the Redemption Date.

6. TAX REDEMPTION. The Issuer may redeem the 2025 Notes as a whole but not in part, at its option at any time prior to maturity, upon the giving of a written notice of redemption to the holders, with a copy to the Trustee, if it determines that, as a result of:

(i) any change in or amendment to the laws, or any regulations or rulings promulgated under the laws, of a Relevant Jurisdiction affecting taxation, or

(ii) any change in or amendment to an official position regarding the application or interpretation of the laws, regulations or rulings referred to above, which change or amendment is announced and becomes effective after the Issue Date (or, if the Relevant Jurisdiction becomes a Relevant Jurisdiction on a date after the Issue Date, after such later date) (each of the foregoing, a “Change in Tax Law”), the Issuer or any Guarantor is or will become obligated to pay Additional Amounts with respect to the 2025 Notes or the Note Guarantees on the next succeeding interest payment date, pursuant to Section 5.03 (but in the case of a Guarantor, only if the payments giving rise to such obligation cannot be made by the Issuer or another Guarantor without the obligation to pay Additional Amounts) and the payment of such Additional Amounts cannot be avoided by the use of reasonable measures available to the Issuer or the Guarantor. The redemption price will be equal to 100% of the principal amount of the 2025 Notes plus accrued and unpaid interest to but excluding the date fixed for redemption (a “Tax Redemption Date”), and all Additional Amounts (if any) then due or which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of Holders of the 2025 Notes on any record date occurring prior to the Tax Redemption Date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof). The date and the applicable redemption price will be specified in the notice of tax redemption. Notice of such redemption will be irrevocable, and must be mailed by first-class mail to each Holder’s registered address, or delivered electronically if held by any depository in accordance with such depository’s customary procedures, not less than 15 nor more than 60 days prior to the earliest date on which the Issuer would be obligated to pay such Additional Amounts if a payment in respect of the 2025 Notes were actually due on such date. No such notice of redemption will be given unless, at the time such notification of redemption is given, such obligation to pay such Additional Amounts remains in effect.

Prior to giving the notice of tax redemption, the Issuer will deliver to the Trustee:

(i) a certificate signed by a duly authorized officer stating that the Issuer is entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer to so redeem have occurred; and

(ii) an opinion of independent tax counsel of recognized standing qualified under the laws of the Relevant Jurisdiction, selected by the Issuer, to the effect that the Issuer is or would be obligated to pay Additional Amounts as a result of a Change in Tax Law.

The foregoing provisions shall apply mutatis mutandis to any successor to the Issuer.

7. MANDATORY REDEMPTION. Except as set forth in Section 5.04 of the First Supplemental Indenture, the Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the 2025 Notes.

8. NOTICE OF REDEMPTION. At least 15 days but not more than 60 days before a Redemption Date, the Issuer shall mail or cause to be mailed, by first class mail to each Holder’s registered address, or deliver electronically if held by any depository in accordance with such depository’s customary procedures, a notice of redemption to each Holder whose 2025 Notes are to be redeemed. Any redemption and notice thereof may, in the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent.

9. OFFERS TO REPURCHASE. Upon the occurrence of a Change of Control Triggering Event, the Issuer shall make a Change of Control Offer in accordance with Section 5.04 of the First Supplemental Indenture.

10. DENOMINATIONS, TRANSFER, EXCHANGE. The 2025 Notes are in registered form without coupons in denominations of €100,000 and integral multiples of €1,000 in excess thereof. The transfer of 2025 Notes may be registered and 2025 Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require Holders to pay any transfer tax or other similar governmental charge payable in connection with such transfer and exchange that are required by law or permitted by the Indenture. The Registrar shall not be required to register the transfer of or exchange of (a) any 2025 Note selected for redemption in whole or in part pursuant to Article 3 of the Base Indenture, except the unredeemed portion of any such 2025 Note being redeemed in part, or (b) any such 2025 Note for a period beginning 15 days before the mailing of a notice of an offer to repurchase or redeem such 2025 Notes or 15 days before an Interest Payment Date (whether or not an Interest Payment Date or other date determined for the payment of interest), and ending on such mailing date or Interest Payment Date, as the case may be.

11. PERSONS DEEMED OWNERS. The registered Holder of this 2025 Note may be treated as its owner for all purposes.

12. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Note Guarantees to the 2025 Notes or the 2025 Notes may be amended or supplemented as provided in the Indenture.

13. DEFAULTS AND REMEDIES. The Events of Default relating to the 2025 Notes are defined in Section 6.01 of the Base Indenture, as supplemented by Section 7.01 of the First Supplemental Indenture. If any Event of Default (other than an Event of Default arising from certain events of bankruptcy or insolvency) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding 2025 Notes and all other notes issued under the Indenture affected thereby (all such series voting as a single class) may declare the principal of and accrued but unpaid interest on all the 2025 Notes to be due and payable immediately by notice in writing to the Issuer and the Trustee (if given by the Holders) specifying the respective Event of Default and that it is a “notice of acceleration”, and the same shall become immediately due and payable. If an Event of Default arising from certain events of bankruptcy or insolvency occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all the outstanding 2025 Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. Holders may not enforce the Indenture, the 2025 Notes or the Note Guarantees to the 2025 Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding 2025 Notes and all other notes of all series affected thereby may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default (except a Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the then outstanding 2025 Notes and all other notes issued under the Indenture affected thereby (all such series voting as a single class) by written notice to the Trustee may on behalf of the Holders of all of the 2025 Notes waive any existing Default and its consequences under the Indenture with respect to the 2025 Notes except a continuing Default in payment of the principal of, premium, if any, or interest on, any of the 2025 Notes held by a non-consenting Holder. The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required within 30 Business Days after becoming aware of any Default with respect to the 2025 Notes, to deliver to the Trustee a statement specifying such Default and what action the Issuer proposes to take with respect thereto.

14. AUTHENTICATION. This 2025 Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee or Authenticating Agent.

15. GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE 2025 NOTES OF THIS SERIES AND THE NOTE GUARANTEES TO THE 2025 NOTES.

16. COMMON CODE AND ISIN NUMBERS. The Issuer has caused Common Code and ISIN numbers to be printed on the 2025 Notes of this series and the Trustee or Registrar may use Common Code and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the 2025 Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuer at the following address:

Delphi Automotive PLC

c/o Delphi Automotive Systems, LLC

5725 Delphi Drive

Troy, Michigan 48098

Facsimile: (248) 813-2491

Attention: Treasurer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is €                    . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Certificated Note, or exchanges of a part of another Global or Certificated Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.